Exhibit 99.1

TRUE NATURE HOLDING UNVEILS NEW PERSONAL HEALTH RECORDS PRODUCT FOR
VETERINARY & PETS, HUMAN MARKET, NATIONAL MARKETING CAMPAIGN

ATLANTA, GA / ACCESSWIRE / July 12, 2018 / True Nature Holding, Inc. (OTCQB: TNTY) (the "Company" or "True Nature") today announced that it has set initial delivery schedules for its new “Simple HIPAA” and “Simple HIPAA for Vets and Pets” software solutions. The new products will be available in beta site versions by September, with initial production deliveries within 45 days thereafter. The products will allow individuals to easier capture, monitor and share their healthcare information, and that of their pets, with healthcare professionals in both the human and pet marketplaces. They will be able to interface with the data stored in other systems at healthcare and veterinary providers, when those providers enable sharing.

“With our new products on the horizon we believe it's time to start communicating our strategy to both the consumer, and investor, marketplaces. In that regard we are pleased to announce that we have hired a digital marketing company, NY Ad Factory for the purpose of driving traffic to the website and re-enforcing our digital foot print for potential customers and investors. With a long history of success and branding experience we expect that the new addition to our team will be a long and mutually beneficial experience, “ said Mr. Jay Morton, the Company's President.

Mr. Morton continued, “Our approach is dual strategy, employing the same technology for both the human and pet marketplace. Both markets are vibrant and growing, and we believe, ready to implement these approaches on a mass basis. In both situations we will employ “sponsored” versions of the software to be distributed by suppliers to the market in a “top down” fashion, while we address the “direct to consumer” healthcare market through “direct to consumer” marketing, and in conjunction with veterinary practices and healthcare providers”.

According to a new report by Grand View Research, Inc., “the global telemedicine market is expected to reach USD $113.1 billion by 2025 while the global pet wearables market is projected to witness a compound annual growth rate of 11.02% during the forecast period to reach a total market size of US $2.712 billion by 2023.” The SaaS solution will be hosted on both Amazon and Microsoft cloud environments, with both domestic and international marketing to begin in late 4th quarter. The app based front end will be available in both Apple IOS and Android versions, as well as with a browser based version.

Morton explained the strategic approach and timing, “We recognize that all of the major traditional participants in the market offer records management solutions in hospitals, doctor and veterinary practices, and we expect the Simple HIPAA solution to easily interface with those systems. Further, new participants like Apple, Google and Amazon have devices aimed at making real time gathering of information readily accessible to the consumer and professional markets. We believe these players will stimulate the market as they seek to create and expand distribution for their devices. If we are able to support these new devices, we believe we can leverage their investment, and success, in a complementary manner and avoid direct competition.”

The Mission of True Nature Holding, Inc.
To leverage new technologies and services to improve healthcare and outcome for individuals, their families, and their pets. We believe we can reduce the cost of healthcare, while improving the quality of life using Telehealth and Telemedicine Solutions.

We are building healthcare applications that focus on: patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating and end-to-end set of solutions from the end user up to the healthcare provider, or veterinary professional. Further we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration, and in support of the ultimate user, the individual, and their pets. The day of "direct-to-consumer" healthcare, including "the humanization of our pets" is upon us, and we hope to be key parties to their evolution, and success.

Statement Under the Private Securities Litigation Reform Act
As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Investor Contact:
contact@truenaturepharma.com
 844-383-TNTY (8689)
SOURCE: True Nature Holding, Inc.